Exhibit 99.2

Bellicum Announces Interim Results Showing Low Rates of Cancer Recurrence in
Pediatric AML Patients Treated with BPX-501

Company also reports encouraging disease-free survival and overall survival rates in pediatric patients with primary immunodeficiencies

A pediatric registration trial is being planned

HOUSTON, TX-March 13, 2018-Bellicum Pharmaceuticals, Inc. (NASDAQ:BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers and orphan inherited blood disorders, today reported interim clinical data of BPX-501 in pediatric patients with acute myeloid leukemia (AML) and primary immunodeficiencies (PIDs). BPX-501 is an adjunct T cell therapy incorporating CaspaCIDe® administered after haploidentical hematopoietic stem cell transplant (haplo-HSCT) for the treatment of hematologic cancers and inherited blood diseases.

Data from the ongoing BP-004 trial suggest that BPX-501 T cells may contribute to a durable anti-leukemic effect in patients with AML. In the study, 38 pediatric AML patients in their first (n=13) or second (n=25) complete response underwent a haplo-HSCT followed by treatment with BPX-501. With a median follow-up of one year, rates of relapse-free survival and overall survival were 91.5% and 97.3%, respectively. This compares to one-year rates reported in the literature in pediatric AML patients undergoing alternate-donor HSCT of 60% to 80%.

“The recurrence of cancer is one of the most serious risks to AML patients receiving a stem cell transplant. These impressive results in children with AML suggest that BPX-501 may be effectively reducing or eradicating residual cancer cells following a haplo-transplant procedure,” commented Neena Kapoor, M.D., Director of the Blood and Marrow Transplantation Program at Children’s Hospital of Los Angeles and an investigator in the BP-004 trial.

Also from the BP-004 study, the Company reported high rates of disease-free survival and overall survival in pediatric patients with PIDs, including Severe Combined Immunodeficiency (“bubble boy disease”), Wiskott-Aldrich syndrome, Chronic Granulomatous Disease, and other rare immune deficiencies. Of 59 pediatric PID patients undergoing a haplo-HSCT and treatment with BPX-501, disease-free survival was reported at 88.1% and overall survival was reported at 88.6% with a median follow-up of one year.

Continued Dr. Kapoor: “Delayed immune reconstitution can lead to severe infectious complications, a major cause of morbidity and mortality in PID patients who undergo a T-depleted haplo-HSCT. BPX-501 donor T cells administered after a transplant support immune recovery in these patients, and the CaspaCIDe safety switch engineered into BPX-501 may provide a critical safety net to address the risk of uncontrolled GvHD from donor T cells.”

Exhibit 99.2

Based on these clinical data, Bellicum is working with the investigators and the U.S. Food and Drug Administration to develop a protocol for a potential U.S. registration study in pediatric patients. Pending regulatory clearances, the Company expects to initiate the study by the end of 2018. These clinical data have been submitted for presentation at an upcoming medical meeting.

About BPX-501
BPX-501 is an adjunct T cell therapy administered after allogeneic HSCT, comprising genetically modified donor T cells incorporating Bellicum’s CaspaCIDe® safety switch. It is designed to provide a safety net to eliminate alloreactive BPX-501 T cells (via administration of activator agent rimiducid) should uncontrollable GvHD or other T-cell mediated complications occur. This enables physicians to more safely perform stem cell transplants by administering BPX-501 engineered T cells to speed immune reconstitution, provide control over viral infections and enhance Graft-versus-leukemic effect without unacceptable GvHD risk. The ongoing BP-004 clinical study of BPX-501 is being conducted at transplant centers in the U.S. and Europe.

About CaspaCIDe
CaspaCIDe® (also known as inducible Caspase-9, or iC9) is the Company’s safety switch, incorporated into certain Bellicum product candidates. The CaspaCIDe switch consists of the Chemical Induction of Dimerization, or CID, binding domain coupled to the signaling domain of Caspase-9, an enzyme that is an integral part of the apoptotic, cell death pathway. If a patient experiences a serious side effect, the activator agent, rimiducid, is administered to trigger dimerization and activation of the safety switch, which in turn leads to selective apoptosis of the CaspaCIDe-expressing cells.
About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing cellular immunotherapies for cancers and orphan inherited blood disorders. Bellicum is using its proprietary Chemical Induction of Dimerization (CID) technology platform to engineer and control components of the immune system. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation (HSCT), and CAR-T and TCR cell therapies. More information can be found at www.bellicum.com.

Exhibit 99.2

Forward-Looking Statement
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the effectiveness of BPX-501 and its possible ranges of application and potential curative effects and safety in the treatment of diseases, including as compared to other treatment options and competitive therapies; the timing and success of our clinical trials, including our BP-004 study; the initiation, rate and progress of enrollment in our clinical trials for BPX-501, including our planned registration trials for BPX-501 and rimiducid; and the timing of regulatory filings for BPX-501 and rimiducid. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our annual report on Form 10-K for the year ended December 31, 2016 and our report on Form 10-Q for the quarter ended September 30, 2017. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Exhibit 99.2

Investors:
Bellicum Pharmaceuticals, Inc.
Alan Musso, CFO
832-384-1116
amusso@bellicum.com

Media:
BMC Communications
Brad Miles
646-513-3125
bmiles@bmccommunications.com

Source: Bellicum Pharmaceuticals

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